Exhibit 99.1
Javelin Pharmaceuticals, Inc. Granted Commercially Important
U.S. Patent for Intranasal Ketamine
Extends Patent Protection for PMI-150 into 2023
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Sept. 27, 2007— President and founder Fred Mermelstein of Javelin Pharmaceuticals, Inc. (Amex: JAV — News) will discuss, during a presentation at the UBS conference today in New York City, that on September 25, 2007, Javelin was granted a commercially important U.S. patent, enabling greater protection of Javelin’s PMI-150 (intranasal ketamine). U.S. Patent Number 7,273,889, entitled: “NMDA Receptor Antagonist Formulation with Reduced Neurotoxicity,” extends protection covering Javelin’s intranasal ketamine drug candidates into 2023.
“This new patent, directed to Javelin’s anticipated commercial formulations, recognizes Javelin’s continuing ability to develop first in class, novel pharmaceutical product formulations to address unmet medical needs in the acute pain care market,” said Dr. Mermelstein. “Upon approval, PMI-150 will be the only intranasal ketamine product offering physicians and patients a non-opioid alternative for treatment of moderate to severe pain. It will be well-suited for both civilian and military use in medically supervised settings.” Dr. Mermelstein added, “Supplemental New Drug Applications are planned for PMI-150 to include use as an adjuvant to opioids and for breakthrough cancer pain. We look forward to our pre-NDA meeting with the FDA, currently scheduled for November and anticipate filing our NDA for PMI-150 in mid-2008, so today’s news is very exciting for the program and shareholders alike.”
“We are very excited to have this important pharmaceutical composition patent issue,” said David Bernstein, Javelin’s General Counsel and Chief Intellectual Property Counsel. “This patent broadens our overall intellectual property portfolio and adds further strength specifically in ketamine. At the same time, it significantly extends the term of commercial exclusivity for Javelin’s intranasal ketamine products.”
About Ketamine
Ketamine, a non-opiate, is an N-methyl-D-aspartate (NMDA) receptor antagonist that has been in clinical use for over 30 years. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain. Ketamine, at lower doses than those approved for anesthetic use, has been reported in the medical literature to be an effective analgesic for post operative settings, nerve injury pain, and pain during medical procedures, such as burn dressing changes.
About PMI-150 (Intranasal Ketamine)
The Company is developing PMI-150, a proprietary nasal formulation of ketamine, for several intended indications. One indication, for which clinical efficacy trials have been completed, is as an emergency analgesic intended for military and civilian use. The Company anticipates undertaking additional clinical studies aimed at broadening PMI-150’s potential indications. Javelin believes that PMI-150 is optimized for use as a pain medication and may offer a safe, non-opioid alternative for the treatment of moderate-to-severe pain. Prior randomized, double-blinded, placebo-controlled phase II clinical studies of PMI-150 have demonstrated rapid, statistically significant relief of moderate to severe postoperative and breakthrough pain.
About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in Phase 3 clinical development. One of these Phase 3 drug candidates, DylojectTM, is currently under review for Marketing Authorization Application (MAA) approval in Europe. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com <http://www.javelinpharmaceuticals.com/>
JAV-G
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
Investor Relations & Media Contact:
Rick Pierce
VP Investor Relations
617-349-4500
rpierce@javelinpharma.com